EX.m.2

COLUMBIA ACORN TRUST

RULE 12B-1 PLAN IMPLEMENTING AGREEMENT

Columbia Acorn Trust (“Trust”), on behalf of each series (each a “Fund”) of the Trust designated in Appendix 1 from time to time, acting severally, and Columbia Management Investment Distributors, Inc. (“CMID”), agree as of March 2, 2011:

1. 12B-1 PLAN. The Trust, on behalf of its Funds, has adopted one or more “Rule l2b-1 Plan[s]” (each, a “Plan”) pursuant to Rule l2b-1 (the “Rule”) under the Investment Company Act of 1940 (the “Act”). Under the Rule, a Fund may, pursuant to a Plan, pay CMID a specified portion of the assets attributable to a class of shares of that Fund (“Class of Shares”) to be used for the purposes specified in the Plan. A Plan shall continue in effect with respect to a Class of Shares only so long as specifically approved for that Class at least annually as provided in the Rule. A Plan may not be amended to increase materially the service fee or distribution fee with respect to a Class of Shares without such shareholder approval as is required by the Rule or any applicable orders of the Securities and Exchange Commission, and all material amendments of the Plan must be approved in the manner described in the Rule. A Plan may be terminated with respect to a Class of Shares at any time as provided in the Rule without payment of any penalty.

This Agreement shall apply to each Fund named in Appendix 1 as that Appendix may be amended from time to time by the parties, in writing.

2. PAYMENTS, EXPENDITURES AND REPORTS.

A. Each Fund shall pay CMID the amount then due CMID under a Plan on the 20th day of each month, or, if such day is not a business day, the next business day thereafter, during the term of this Agreement.

B. CMID shall expend the amounts paid to it by the Funds under a Plan in its discretion, so long as such expenditures are consistent with the Rule, the Plan, and any instructions CMID may receive from the Trustees of the Trust.

C. CMID shall make all reports required under the Act, the Rule or a Plan to the Trustees of the Trust, as provided in the Act, the Rule and any Plan or as requested by the Trustees.

3. CONTINUATION; AMENDMENT; TERMINATION; NOTICE.

A. This Agreement (i) supersedes and replaces any contract or agreement relating to the subject matter hereof in effect prior to the date hereof, (ii) shall continue in effect as to the Trust or a Fund only so long as specifically approved at least annually by the Trustees or shareholders of the Trust or Fund, and (iii) may be amended at any time by written agreement of the parties, each in accordance with the Act and the Rule.

B. This Agreement (i) shall terminate with respect to any Fund or any Class of Shares immediately upon the effective date of any later dated agreement, with respect to that Fund or Class of Shares, relating to the subject matter hereof, (ii) may be terminated by the Trust with respect to one or more Funds upon 60 days’ notice without penalty by a vote of the Trustees of the Trust or by CMID or otherwise in accordance with the Act, and (iii) will terminate immediately with respect to any party in the event of its assignment by that party (as defined in the Act). Upon termination, the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination.

C. All notices required under this Agreement shall be in writing and delivered to the office of the other party.

4. AGREEMENT AND DECLARATION OF TRUST. A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. As to the Trust, this Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the relevant Fund.

Agreed:

COLUMBIA ACORN TRUST		COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ Bruce H. Lauer	By:	/s/ Beth Brown
Name:	Bruce H. Lauer		Name:	Beth Brown
Title:	Vice President, Secretary and Treasurer		Title:	Senior Vice President

APPENDIX 1

Columbia Acorn Fund

Columbia Acorn USA

Columbia Acorn Select

Columbia Acorn International

Columbia Acorn International Select

Columbia Thermostat Fund

Columbia Acorn European Fund*

Columbia Acorn Emerging Markets Fund*

Last Approved by the Board: March 2, 2011

*	This Rule 12b-1 Plan Implementing Agreement as it applies to the Columbia Acorn European Fund and the Columbia Acorn Emerging Markets Fund is effective on or about the date of the initial effectiveness of a post-effective amendment to the Trust’s registration statement on Form N-1A relating to the Funds.